Northland Cranberries, Inc.
News Release, November 19, 2003

For More Information Contact:
John Swendrowski, Chairman & CEO
Northland Cranberries, Inc.
2930 Industrial Street, P.O. Box 8020
Wisconsin Rapids, WI 54495-8020
Tel: 715-424-4444 Fax: 715-422-6897
www.northlandcran.com

NEWS RELEASE

For release November 19, 2003 at 3:30 p.m. (CST)

NORTHLAND CRANBERRIES, INC. REPORTS YEAR-END PROFIT

        Wisconsin Rapids, WI – Northland Cranberries, Inc. (OTC: NRCNA), manufacturer of Northland brand 100% juice cranberry blends and Seneca brand fruit juice products, today reported fiscal 2003 year-end and fourth-quarter financial results for the periods ended August 31, 2003.

        For the year ended August 31, 2003, Northland reported net earnings of $6.6 million, or $0.06 per diluted share, on net revenues of $96.5 million. That compares with net income of $53.8 million on net revenues of $101.5 million for the year ended August 31, 2002. Net income in fiscal 2002 included a net gain on forgiveness of indebtedness of $50.5 million (net of $32.8 million in taxes), or $0.64 per diluted share, resulting from the company’s financial restructuring which closed on November 6, 2001.

        For the fourth quarter ended August 31, 2003, Northland reported net income of $4.0 million, or $0.04 per diluted share, on net revenues of $27.2 million. That compares with a net loss of ($44,000), or zero cents per diluted share, on net revenues of $23.0 million in the fourth quarter of fiscal 2002.

        Northland significantly improved its balance sheet during fiscal 2003 by reducing total liabilities by $32.8 million. The reduction in total liabilities was attributable, among other things, to improved operating cash flows and a significant decrease in debt funded primarily by cash from the settlement of litigation with Cliffstar Corporation relating to the sale of Northland’s private label juice business in March 2000.

        The Northland brand achieved a market share of 5.6 percent for the 12-week period ended September 7, 2003, compared to a market share of 5.1 percent for the 12-week period ended September 8, 2002. As of September 7, 2003, Northland 100% Juice Cranberry Blends were available in supermarkets nationwide that account for approximately 68.6% of total grocery sales in the United States, compared to 61.3% as of September 8, 2002.

Northland Cranberries, Inc.
News Release, November 19, 2003

        John Swendrowski, Northland’s Chairman and Chief Executive Officer, said, “We are pleased with the fiscal 2003 financial results, which represent our first full fiscal year of operations since our financial restructuring in November 2001.” Swendrowski said, “Our 6.7 percent market share for the four-week period ending November 2, 2003, is also encouraging. We continue to grow our business profitably, having used approximately 786,000 barrels (78.6 million pounds) of cranberries during fiscal 2003.”

        Northland also announced that it has retained Stephens Inc. of Little Rock, Arkansas, to serve as its financial advisor and assist the company in evaluating various strategic alternatives, including, without limitation, potential acquisitions, mergers, joint ventures, licensing arrangements or investments in Northland, a potential sale of the company, as well as remaining an independent public company.

        “Given the improvement in our financial condition since our financial restructuring, we believe the time is right to explore various strategic alternatives in an effort to maximize shareholder value,” Swendrowski said. “We are excited about the opportunity to work with Stephens to evaluate the means through which we can build on our performance and continue to grow the Northland brand.”

        Northland is a vertically integrated grower, handler, processor and marketer of cranberries and value-added cranberry products. The company processes and sells Northland brand 100% juice cranberry blends, Seneca brand juice products, Northland brand fresh cranberries and other cranberry products through retail supermarkets and other distribution channels. Northland also sells cranberry and other fruit concentrates to industrial customers who manufacture juice products. Northland is the only publicly-owned, regularly-traded cranberry company in the United States, with shares traded on the Over-the-Counter Bulletin Board under the listing symbol NRCNA.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes certain “forward-looking statements” in this press release, such as statements about future plans, goals and other events which have not yet occurred. These forward-looking statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified because they include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Forward-looking statements include, among others, statements about actions by the Company’s competitors, sufficiency of the Company’s working capital, potential operational improvements and efforts to maintain profitability, sales and marketing strategies, expected levels of trade and marketing spending, anticipated market share of the Company’s branded products, expected levels of interest expense and net revenues, and disposition of significant litigation. These forward-looking statements involve risks and uncertainties and the actual results could differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, without limitation, risks associated with (i) the Company’s ability to reinvigorate its Northland and Seneca brand names, regain lost distribution capabilities and branded products market share and generate increased levels of branded product sales; (ii) the level of cranberry inventory held by industry participants; (iii) the development, market share growth and consumer acceptance of the Company’s branded juice products; (iv) the resolution of certain litigation related to claims asserted by us against our principal competitor regarding what we believe to be anti-competitive tactics and unlawful monopolization within the cranberry products industry; (v) agricultural factors affecting the Company’s crop and the crop of other North American growers; (vi) the Company’s ability to comply with the terms and conditions of, and to satisfy its responsibilities under, its credit facilities and other debt agreements; and (vii) the Company’s ability to identify, evaluate and successfully execute any strategic alternatives. You should consider these risks and factors and the impact they may have when you evaluate these forward-looking statements. These statements are based only on the Company’s knowledge and expectations on the date of this press release. The Company disclaims any duty to update these statements or other information in this press release based on future events or circumstances.

(Condensed Consolidated Statements of Operations Follow)

Northland Cranberries, Inc.News
Release, November 19, 2003

NORTHLAND CRANBERRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS)
(Unaudited)

	For the three months ended		For the year ended
	August 31, 2003	August 31, 2002	August 31, 2003	August 31, 2002
Net revenues	$27,218	$22,954	$96,452	$101,476
Cost of sales	17,441	16,190	65,133	69,693

Gross profit	9,777	6,764	31,319	31,783
Selling, general & administrative expenses	(5,331)	(6,314)	(24,479)	(24,829)
Gain on disposals of property & equipment	105	51	122	51
Other income	0	0	1,589	0

Income from operations	4,551	501	8,551	7,005
Interest expense	(584)	(1,162)	(3,604)	(6,561)
Interest income	9	617	1,615	2,526

Gain on forgiveness of indebtedness	0	0	0	83,299

Income (loss) before income taxes	3,976	(44)	6,562	86,269

Income tax expense	0	0	0	(32,461)

Net income (loss)	$3,976	$(44)	$6,562	$53,808